Exhibit 99.1

FOR RELEASE, Wednesday, March 23, 2022	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2022 FIRST QUARTER RESULTS
Total Revenues Increased 23% to $1.40 Billion; Diluted Earnings Per Share Grew 44% to $1.47
Operating Income Margin Improved 220 Basis Points to 12.2%; Gross Margin Increased to 22.4%
Net Order Value Up 15% to $2.15 Billion; Ending Backlog Value Up 55% to $5.71 Billion

LOS ANGELES (March 23, 2022) — KB Home (NYSE: KBH) today reported results for its first quarter ended February 28, 2022.
“Our first quarter results reflect solid year-over-year growth, with diluted earnings per share increasing 44%. Market conditions are healthy, driven by a low supply of available inventory and favorable demographics, along with steady employment and wage growth. Against this backdrop, we produced a seasonally strong monthly absorption pace of 6.6 net orders per community, as demand for our personalized homes remained robust,” said Jeffrey Mezger, President, Chairman and Chief Executive Officer. “While we grew our revenues 23%, as the quarter progressed, supply chain issues intensified and an already-constrained construction labor force was further stressed, which extended our build times and delayed completions and planned deliveries. We will continue to work on addressing issues as they arise to navigate these challenges.”
“With a backlog value of $5.7 billion and over 10,400 homes in production, a 46% increase relative to the comparable number of homes in production in the prior-year quarter, we are solidly positioned to achieve our financial targets for this year. We believe we will generate meaningful returns-focused growth in 2022, and we are reaffirming our revenue guidance for the year, with 30% growth to $7.4 billion, and modestly increasing both our operating margin and return on equity expectations to over 16% and 27%, respectively,” concluded Mezger.
Three Months Ended February 28, 2022 (comparisons on a year-over-year basis)
•Revenues grew 23% to $1.40 billion.
•Homes delivered were essentially even at 2,868.
•Average selling price rose 22% to $486,100.
•Homebuilding operating income grew 49% to $169.6 million. The homebuilding operating income margin increased 220 basis points to 12.2%, reflecting improvements in both housing gross profit margin and selling, general and administrative expense ratio.
◦The housing gross profit margin increased 160 basis points to 22.4%. The adjusted housing gross profit margin, which excludes inventory-related charges of $.2 million in the current quarter and $4.1 million in the year-earlier quarter, expanded 130 basis points from 21.1%.

▪The higher housing gross profit margin mainly reflected a favorable pricing environment due to strong demand and the limited supply of homes available for sale, and lower relative amortization of previously capitalized interest. These positive impacts were partly offset by higher construction costs, particularly elevated lumber prices, and increased expenses to support current operations and expected growth.
◦Selling, general and administrative expenses as a percentage of housing revenues improved 50 basis points to 10.2%, mainly reflecting increased operating leverage due to higher revenues.
•The Company’s financial services operations pretax income of $8.4 million was essentially flat, as an increase in income from title services and insurance commissions was offset by a decrease in the equity in income of its mortgage banking joint venture, KBHS Home Loans, LLC.
•Total pretax income grew 44% to $178.1 million and, as a percentage of revenues, increased 190 basis points to 12.7%.
•The Company’s income tax expense and effective tax rate were $43.8 million and approximately 25%, respectively, compared to $26.5 million and approximately 21%. The higher effective tax rate mainly reflected the expiration of federal tax credits for building energy-efficient homes delivered after December 31, 2021.
•Net income of $134.3 million and diluted earnings per share of $1.47 increased 38% and 44%, respectively.
Backlog and Net Orders (comparisons on a year-over-year basis)
•Ending backlog value grew 55% to $5.71 billion, the Company’s highest first-quarter level since 2007, with each of the Company’s four regions generating increases ranging from 38% in the West Coast to 114% in the Southeast. Ending backlog grew 29% to 11,886 homes.
•Net order value expanded by $284.7 million, or 15%, to $2.15 billion.
•Average monthly net orders per community increased to 6.6, compared to 6.4. Reflecting the Company’s lower average community count, which decreased 4% to 213, net orders were down slightly to 4,210. The Company’s ending community count was essentially flat at 208.
◦The cancellation rate as a percentage of gross orders was nearly even at 11%.
Balance Sheet as of February 28, 2022 (comparisons to November 30, 2021)
•The Company had total liquidity of $1.07 billion, with $240.7 million of cash and cash equivalents and $831.4 million of available capacity under its unsecured revolving credit facility.
◦During the quarter, the Company completed an amendment to its unsecured revolving credit facility, increasing its borrowing capacity to $1.09 billion from $800.0 million and extending its maturity to February 18, 2027.
•Inventories grew 8% to $5.20 billion.
◦Investments in land acquisition and development for the quarter ended February 28, 2022 increased 27% to $704.7 million, compared to $556.0 million for the year-earlier period.
◦The Company’s lots owned or under contract increased to 88,212, compared to 86,768. The lot pipeline has expanded 27% since February 28, 2021, reflecting the Company’s substantial investments in land and land development over the past 12 months.
▪Of the Company’s total lots, approximately 58% were owned and 42% were under contract.

▪The Company’s 51,153 owned lots represented a supply of approximately 3.8 years, based on homes delivered in the trailing 12 months.
•Notes payable increased by $249.9 million to $1.93 billion, reflecting borrowings outstanding under the unsecured revolving credit facility.
◦The Company’s debt to capital ratio was 38.2%, compared to 35.8%. The ratio improved 70 basis points from 38.9% at February 28, 2021.
◦In January 2022, Standard and Poor’s Financial Services reaffirmed the Company’s BB credit rating and changed its rating outlook to positive from stable.
•Stockholders’ equity expanded 4% to $3.13 billion, mainly reflecting strong net income growth.
◦Book value per share of $35.37 increased 18% year over year.
Guidance
The Company is providing the following current guidance for its 2022 fiscal year:
•Housing revenues in the range of $7.20 billion to $7.60 billion.
•Average selling price in the range of $490,000 to $500,000.
•Homebuilding operating income as a percentage of revenues in the range of 16.0% to 16.6%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 25.5% to 26.3%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues in the range of 9.2% to 9.8%.
•Effective tax rate of approximately 25%, assuming no federal energy tax credit extension is enacted.
•Ending community count of approximately 255.
•Return on equity in excess of 27%.
The Company plans to also provide guidance for its 2022 second quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2022 first quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has built over 655,000 quality homes in our 65-year history. Today, KB Home operates in 47 markets from coast to coast. What sets KB Home apart is the exceptional personalization we offer our homebuyers—from those buying their first home to experienced buyers—allowing them to make their home uniquely their own, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard of energy performance achieved by fewer than 10% of new homes in America, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to be healthier, more comfortable and better for the environment than new homes without certification. We build strong, personal relationships with our customers so they have a real partner in the homebuying process. As a result, we have the distinction of being the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.

Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials, especially lumber, and appliances; consumer and producer price inflation; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, increasing at a faster rate than consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS, our mortgage banking joint venture; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international (including China), federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2022 and 2021
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended February 28,
	2022	2021
Total revenues	$1,398,789	$1,141,738
Homebuilding:
Revenues	$1,394,154	$1,138,008
Costs and expenses	(1,224,592)	(1,023,914)
Operating income	169,562	114,094
Interest income	36	653
Equity in income of unconsolidated joint ventures	23	304
Homebuilding pretax income	169,621	115,051
Financial services:
Revenues	4,635	3,730
Expenses	(1,347)	(1,200)
Equity in income of unconsolidated joint ventures	5,148	5,970
Financial services pretax income	8,436	8,500
Total pretax income	178,057	123,551
Income tax expense	(43,800)	(26,500)
Net income	$134,257	$97,051
Earnings per share:
Basic	$1.51	$1.05
Diluted	$1.47	$1.02
Weighted average shares outstanding:
Basic	88,285	91,716
Diluted	91,067	94,903

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	February 28, 2022	November 30, 2021
Assets
Homebuilding:
Cash and cash equivalents	$240,688	$290,764
Receivables	313,116	304,191
Inventories	5,197,833	4,802,829
Investments in unconsolidated joint ventures	38,375	36,088
Property and equipment, net	79,247	76,313
Deferred tax assets, net	172,978	177,378
Other assets	104,716	104,153
	6,146,953	5,791,716
Financial services	41,374	44,202
Total assets	$6,188,327	$5,835,918

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$382,003	$371,826
Accrued expenses and other liabilities	734,252	756,905
Notes payable	1,934,948	1,685,027
	3,051,203	2,813,758
Financial services	2,808	2,685
Stockholders’ equity	3,134,316	3,019,475
Total liabilities and stockholders’ equity	$6,188,327	$5,835,918

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2022 and 2021
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended February 28,
	2022	2021
Homebuilding revenues:
Housing	$1,394,154	$1,137,353
Land	—	655
Total	$1,394,154	$1,138,008

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,082,112	$901,178
Land	—	731
Subtotal	1,082,112	901,909
Selling, general and administrative expenses	142,480	122,005
Total	$1,224,592	$1,023,914

Interest expense:
Interest incurred	$28,303	$31,092
Interest capitalized	(28,303)	(31,092)
Total	$—	$—

Other information:
Amortization of previously capitalized interest	$29,773	$32,650
Depreciation and amortization	8,176	7,724

Average selling price:
West Coast	$720,900	$582,000
Southwest	406,500	351,500
Central	372,800	306,300
Southeast	350,900	288,400
Total	$486,100	$397,100

KB HOME SUPPLEMENTAL INFORMATION For the Three Months Ended February 28, 2022 and 2021 (Dollars in Thousands - Unaudited)

			Three Months Ended February 28,
			2022	2021
Homes delivered:
West Coast			914	884
Southwest			516	534
Central			953	1,011
Southeast			485	435
Total			2,868	2,864

Net orders:
West Coast			1,094	1,160
Southwest			748	867
Central			1,444	1,598
Southeast			924	667
Total			4,210	4,292

Net order value:
West Coast			$845,517	$779,551
Southwest			327,569	333,919
Central			618,009	552,941
Southeast			362,639	202,657
Total			$2,153,734	$1,869,068

	February 28, 2022		February 28, 2021
	Homes	Value	Homes	Value
Backlog data:
West Coast	2,621	$1,951,554	2,300	$1,417,644
Southwest	2,426	1,028,385	1,854	669,939
Central	4,402	1,811,261	3,624	1,176,047
Southeast	2,437	920,105	1,460	430,488
Total	11,886	$5,711,305	9,238	$3,694,118

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended February 28,
	2022	2021
Housing revenues	$1,394,154	$1,137,353
Housing construction and land costs	(1,082,112)	(901,178)
Housing gross profits	312,042	236,175
Add: Inventory-related charges (a)	175	4,064
Adjusted housing gross profits	$312,217	$240,239
Housing gross profit margin	22.4%	20.8%
Adjusted housing gross profit margin	22.4%	21.1%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.